EXHIBIT 77C

RIVERSOURCE SHORT TERM INVESTMENTS SERIES, INC. - N-SAR EXHIBITS

RESULTS OF MEETING OF SHAREHOLDERS
COLUMBIA SHORT-TERM CASH FUND
SPECIAL MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2011
(UNAUDITED)

A brief description of the proposals voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal are set forth below. A vote is based on total dollar interest in the Fund.

PROPOSAL 1: To elect directors to the Board.

                              DOLLARS VOTED "FOR"   DOLLARS VOTED "WITHHOLD"   ABSTENTIONS   BROKER NON-VOTES
                              -------------------   ------------------------   -----------   ----------------
01. Kathleen Blatz             3,020,187,756.530              0.000               0.000           0.000
02. Edward J. Boudreau, Jr.    3,020,187,756.530              0.000               0.000           0.000
03. Pamela G. Carlton          3,020,187,756.530              0.000               0.000           0.000
04. William P. Carmichael      3,020,187,756.530              0.000               0.000           0.000
05. Patricia M. Flynn          3,020,187,756.530              0.000               0.000           0.000
06. William A. Hawkins         3,020,187,756.530              0.000               0.000           0.000
07. R. Glenn Hilliard          3,020,187,756.530              0.000               0.000           0.000
08. Stephen R. Lewis, Jr.      3,020,187,756.530              0.000               0.000           0.000
09. John F. Maher              3,020,187,756.530              0.000               0.000           0.000
10. John J. Nagorniak          3,020,187,756.530              0.000               0.000           0.000
11. Catherine James Paglia     3,020,187,756.530              0.000               0.000           0.000
12. Leroy C. Richie            3,020,187,756.530              0.000               0.000           0.000
13. Anthony M. Santomero       3,020,187,756.530              0.000               0.000           0.000
14. Minor M. Shaw              3,020,187,756.530              0.000               0.000           0.000
15. Alison Taunton-Rigby       3,020,187,756.530              0.000               0.000           0.000
16. William F. Truscott        3,020,187,756.530              0.000               0.000           0.000

PROPOSAL 2: To approve a proposed amendment to the Articles of Incorporation.

DOLLARS VOTED "FOR"   DOLLARS VOTED "AGAINST"   ABSTENTIONS   BROKER NON-VOTES
-------------------   -----------------------   -----------   ----------------
 3,020,187,756.530             0.000               0.000            0.000

PROPOSAL 3: To approve a proposed Agreement and Plan of Redomiciling.

DOLLARS VOTED "FOR"   DOLLARS VOTED "AGAINST"   ABSTENTIONS   BROKER NON-VOTES
-------------------   -----------------------   -----------   ----------------
 3,020,187,756.530             0.000               0.000            0.000

PROPOSAL 4: To approve a proposed Investment Management Services Agreement with Columbia Management Investment Advisers, LLC.

DOLLARS VOTED "FOR"   DOLLARS VOTED "AGAINST"   ABSTENTIONS   BROKER NON-VOTES
-------------------   -----------------------   -----------   ----------------
 3,020,187,756.530             0.000               0.000            0.000